Exhibit 99

MEREDITH REPORTS STRONG FISCAL 2020 SECOND QUARTER AND FIRST HALF RESULTS

AND REAFFIRMS FULL YEAR FISCAL 2020 OUTLOOK

National Media Group Significantly Exceeds Expectations with Record Profit Performance

Local Media Group Generates Record Results for a Non-Political Second Quarter

DES MOINES, IA (February 6, 2020) – Meredith Corporation (NYSE: MDP; meredith.com) – the leading media and marketing company with national brands serving 180 million Americans including 115 million unduplicated American women and nearly 90 percent of U.S. millennial women; 150 million digital monthly unique visitors; a paid subscription base of 36 million; and 30 million viewers via 17 local television stations in fast-growing markets – today reported fiscal 2020 second quarter results.

“We are pleased to report a strong second quarter driven by excellent advertising performance across both businesses,” said Meredith President and CEO Tom Harty. “With our two-year integration process of the Time Inc. acquisition largely complete, we are now in the strongest competitive position in Meredith’s history. We’ve built a significant digital business of scale with tremendous reach to American women and unmatched first-party data; we are clearly the country’s top magazine publisher and are taking share at a strong rate; and we are growing consumer related revenues that is reducing our reliance on traditional advertising. At the same time, our local television business continues to perform at record levels, and we anticipate strong political advertising in calendar 2020.

“Importantly, both of our businesses continue to generate strong cash flow,” continued Harty. “This enabled us to continue to reward our long-term shareholders with our 27th consecutive annual dividend increase, while at the same time emphasizing debt reduction.”

Looking at Meredith’s fiscal 2020 second quarter results:

•	Total Company revenues were $811 million, compared to $878 million in the prior year period. The change is primarily due to:

◦	A decrease in cyclical political spot advertising revenues of $61 million in Meredith’s Local Media Group; and

◦
A decrease primarily in advertising and subscription revenues in Meredith’s National Media Group due to portfolio changes intended to improve profitability – including closures, combinations, and changes to rate base and frequency.

•
Earnings from continuing operations, which included special items in both periods, were $62 million, compared to $88 million in the prior year period. Meredith recorded $11 million of net after-tax special items in the second quarter of fiscal 2020, primarily related to a pension settlement and integration costs, partially offset by a gain on the sale of assets. Earnings per share from continuing operations were $0.91, compared to $1.46.

•
Excluding special items, earnings from continuing operations were $73 million, compared to $93 million, and earnings per share from continuing operations were $1.14 compared to $1.55 in the prior year period. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

•
Adjusted EBITDA was $194 million, compared to $232 million in the prior year period. The prior year period included $61 million more of cyclical high-margin political spot advertising revenues. Adjusted earnings per share were $2.06, compared to $2.58.

“Our Local Media Group delivered record results for a second quarter in a non-political year, driven by growth in non-political related advertising and consumer related revenues,” said Harty. “In our National Media Group, we were pleased to deliver record profit and strong growth in profit margins on performance that significantly exceeded our expectations. Both print and digital advertising revenues came in stronger than expected. While reported total National Media Group advertising related revenues were down slightly, they were up on a comparable basis when taking into account the strategically planned portfolio rationalizations. Additionally, we’ve completed the sale of nearly all non-core assets obtained from the Time Inc. acquisition.”

Looking more closely at Meredith’s fiscal 2020 first half results:

•	Fiscal 2020 first half total Company revenues were $1.5 billion and earnings from continuing operations were $74 million.

•	Excluding special items, fiscal 2020 first half earnings from continuing operations were $94 million. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

•	Fiscal 2020 first half adjusted EBITDA was $316 million.

NATIONAL MEDIA GROUP DETAIL

Fiscal 2020 second quarter National Media Group operating profit was $101 million. Excluding special items, operating profit was $92 million, and adjusted EBITDA was $141 million, all records for a fiscal second quarter. Revenues were $597 million compared to $616 million in the prior year period. The decrease in revenues is a result of the portfolio changes noted below. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith has made changes to its portfolio of brands and titles to enhance the consumer experience; provide more effective and efficient platforms for advertisers; and increase the profitability of the portfolio. These include transitioning Coastal Living and Traditional Home to premium newsstand titles; merging Cooking Light into Meredith’s popular EatingWell title; and closing Family Circle, MONEY and Martha Stewart Weddings magazines. The changes affect comparability with the prior year second quarter, primarily in the areas of advertising and subscription revenues.

Looking more closely at fiscal 2020 second quarter advertising performance compared to the prior year period:

•	Total advertising related revenues declined 1 percent to $302 million. The change in revenues was due primarily to the portfolio changes. Comparable advertising related revenues were up.

•	Many of Meredith’s magazines delivered print advertising revenue growth, including PEOPLE, its largest brand, which was up in the double-digits.

•
Digital advertising revenues grew 8 percent and accounted for 44 percent of total National Media Group advertising revenues, compared to 40 percent in the prior year period. Growth was driven by gains in traffic, impressions per visit and rates, along with strong video performance.

Looking more closely at fiscal 2020 second quarter consumer related performance compared to the prior year period:

•	Total consumer related revenues declined 10 percent to $264 million. The change in revenues was due primarily to the portfolio changes, which impacted subscription and newsstand revenues.

•
Affinity Marketing, Licensing and Digital and Other Consumer Related revenues together rose 13 percent. Meredith renewed its long-running and successful brand licensing agreement with Walmart during the second quarter of fiscal 2020.

Meredith’s National Media Group continued its strong connection to individual consumers during the second quarter of fiscal 2020, as evidenced by:

•
Strong readership gains across most of its titles, including PEOPLE, Better Homes & Gardens and Parents. In total, readership of Meredith’s titles grew by 4 percent in the second quarter of fiscal 2020 from the prior year period, according to the MRI-Simmons Fall 2019 report.

•
Growth in visits across Meredith’s digital properties, including PEOPLE.com, Allrecipes.com and ew.com (Entertainment Weekly). In total, traffic to Meredith’s sites grew in the mid-single digits in the second quarter of fiscal 2020 from the prior year period. Allrecipes.com achieved several notable milestones: Hosting a record 50 million unique visits over the Thanksgiving holiday; Delivering 1 million video views for the first time on a single day on Thanksgiving Day; and reaching an all-time monthly high of 60 million average unique visitors in December.

•
The launch of new products, including a partnership with globally recognized home renovation and interior design experts Drew and Jonathan Scott for a new lifestyle magazine, Reveal. The Scotts are stars of the popular Property Brothers television show. Meredith also announced the launch of a new quarterly lifestyle magazine in partnership with New York Times best-selling author, restaurateur and television host Ayesha Curry. Additionally, Meredith has relaunched popular titles Cooking Light, Coastal Living and Rachael Ray In Season as consumer-driven subscription and/or newsstand titles.

“We are encouraged by comparable revenue trends across our powerful and diversified National Media Group portfolio,” said Harty. “At the same time, we continue to innovate, be it our newest titles with the Scott brothers and Ayesha Curry; repositioning popular brands as consumer-driven newsstand products; or continuing to develop our digital brands and capabilities for advertisers and consumers alike. Most importantly we continue to serve 115 million American women with trusted content, and provide advertisers with a safe environment in which to deliver their marketing messages.”

Fiscal 2020 first half National Media Group operating profit was $129 million. Excluding special items, operating profit was $133 million and adjusted EBITDA was $232 million, all records for a fiscal first half. Revenues were $1.13 billion. Revenues in the prior year period were $1.18 billion. The change in revenues was due primarily to the portfolio changes.

LOCAL MEDIA GROUP DETAIL

Fiscal 2020 second quarter Local Media Group operating profit was $55 million. Adjusted EBITDA was $67 million. Revenues were $214 million. All were records for a fiscal second quarter in a non-political year. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2020 second quarter performance compared to the prior year period:

•
Non-political spot advertising revenues grew 2 percent to $90 million, led by growth in the Kansas City, Las Vegas and Phoenix markets. From a category standpoint, the professional services, pharmaceutical and home services categories were stronger, partially offset by softer results in the automotive category. This marked the fourth consecutive quarter of non-political spot advertising growth.

•	Digital advertising revenues across Meredith’s Local Media Group portfolio increased 23 percent.

•	Third party sales declined 5 percent.

•	As expected in a non-political year, political spot advertising revenues were $4 million compared to $66 million in the prior year period.

•
Consumer related revenues increased 15 percent to $85 million due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

•
During the second quarter, Meredith entered into new multi-year retransmission consent agreements with Charter Communications Inc., Altice USA Inc., Mediacom Communications Corp., and Google Fiber. Meredith expects to renew MVPD contracts representing an additional 30 percent of its subscriber base in the remainder of fiscal 2020. Additionally, Meredith successfully completed the renewal of its ABC affiliation for WGGB in Springfield, MA.

Meredith’s Local Media Group continued its strong connection to individual consumers during the second quarter of fiscal 2020, as evidenced by:

•	Strong performance during the November ratings period. Meredith stations in nine of its 12 markets ranked No. 1 or No. 2 from sign-on to sign-off.

•
The launch of new television shows based on Meredith’s popular National Media Group brands. Meredith aired four specials based on the Southern Living brand across its station group during the most recent holiday season. Based on its popularity with audiences and advertisers, Meredith plans to expand the show to weekly syndication in April across Meredith’s geographically diverse station group. Meredith plans to launch its People Now weekend show in daily syndication beginning in Fall 2020 with distribution across its local television markets. Meredith is actively engaged in discussions with other broadcast television owners to carry the show.

“We are pleased to have delivered growth in non-political advertising revenues in every quarter of calendar 2019, along with strong growth in consumer related revenues,” Harty said. “Additionally, we are beginning to see demand build for political advertising, particularly in our early primary states of Nevada and South Carolina.”

Fiscal 2020 first half Local Media Group operating profit was $93 million. Adjusted EBITDA was $116 million. Revenues were $407 million. Revenues in the prior year period were $477 million and included $95 million more of cyclical political advertising revenues.

OTHER FINANCIAL INFORMATION

Meredith’s long term debt stood at $2.4 billion at December 31, 2019. Meredith had $55 million drawn against its revolving credit facility, reflecting repayment of $40 million compared to September 30, 2019.

Meredith remains committed to strong capital stewardship and its Total Shareholder Return strategy, which balances investments in the business with cash returned to shareholders.

Meredith raised its regular dividend by 3.5 percent to $2.38 on an annualized basis on February 1, 2020. This marked the 27th straight year of dividend increases for Meredith and the 73rd consecutive year of dividend payments. Since launching its Total Shareholder Return strategy in October 2011, Meredith has increased its dividend 133 percent. As of February 5, 2020, Meredith’s annualized dividend yielded approximately 8 percent.

All earnings per share amounts in the text of this release are on a diluted basis per common share. Both basic and diluted earnings per common share can be found in the attached Condensed Consolidated Statements of Earnings. All fiscal 2020 second quarter and first half comparisons are against the comparable prior year period unless noted.

OUTLOOK

For full-year fiscal 2020, Meredith expects:

•	Total Company revenues to range from $3.0 billion to $3.2 billion, unchanged from original guidance communicated on September 5, 2019.

•
Earnings from continuing operations to range from $177 million to $192 million, and from $2.14 to $2.45 on a per share basis, including a net after-tax charge for first half special items of $20 million. Actual results may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty at this time. (See Tables 4-5 for supplemental disclosures.)

•
Excluding special items, earnings from continuing operations to range from $197 million to $212 million, and from $2.58 to $2.88 on a per share basis. Both are unchanged from original guidance communicated on September 5, 2019.

•
Adjusted EBITDA to range from $640 million to $675 million and adjusted earnings per share to range from $5.75 to $6.20, unchanged from original guidance communicated on September 5, 2019. These ranges include approximately $50 million of planned strategic investments.

Looking more closely at the third quarter of fiscal 2020, Meredith expects:

•	National Media Group revenues to range from $515 million to $535 million.

•	Local Media Group revenues to range from $205 million to $215 million.

•
Earnings from continuing operations to range from $38 million to $45 million, and from $0.39 to $0.55 on a per share basis. This includes non-cash depreciation and amortization of approximately $55 million and net interest expense of approximately $37 million. These amounts do not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•	Adjusted EBITDA to range from $145 million to $155 million, and adjusted earnings per share to range from $1.24 to $1.40. (See Tables 4-5 for supplemental disclosures.)

CONFERENCE CALL WEBCAST

Meredith will host a conference call on February 6, 2020, at 8:30 a.m. EST to discuss fiscal 2020 second quarter results and its outlook for the third quarter and full year of fiscal 2020. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts.

Management believes that adjusted earnings per share and adjusted EBITDA provide additional analytical tools. Adjusted earnings per share is defined as net earnings per share from continuing operations before depreciation, amortization and special items. Management has removed these costs as they are deemed to be non-operational in nature. Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s successful implementation of its strategies; the Company’s financial outlook for full year and third quarter of fiscal 2020; and the Company’s expectations with respect to profit, growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s acquisition of Time Inc., including the Company’s ability to comply with the terms of its debt and equity financings; and the risk factors contained in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for 118 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches 180 million unduplicated American consumers every month, including nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the Company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets –including Atlanta, Phoenix, St. Louis and Portland – and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2019	2018	2019	2018
(In millions except per share data)
Revenues
Advertising related	$427.3	$492.3	$806.9	$917.8
Consumer related	348.9	368.2	672.0	696.0
Other	34.3	17.9	56.8	39.0
Total revenues	810.5	878.4	1,535.7	1,652.8
Operating expenses
Production, distribution, and editorial	280.1	305.9	553.8	595.0
Selling, general, and administrative	338.4	346.0	669.2	696.3
Acquisition, disposition, and restructuring related activities	(0.5)	27.7	13.6	44.8
Depreciation and amortization	58.6	65.1	117.1	128.8
Impairment of long-lived assets	—	—	5.2	—
Total operating expenses	676.6	744.7	1,358.9	1,464.9
Income from operations	133.9	133.7	176.8	187.9
Non-operating income (expense), net	(7.2)	5.9	1.4	13.2
Interest expense, net	(36.9)	(50.9)	(75.8)	(92.5)
Earnings from continuing operations before income taxes	89.8	88.7	102.4	108.6
Income tax expense	(27.7)	(0.6)	(28.2)	(4.3)
Earnings from continuing operations	62.1	88.1	74.2	104.3
Loss from discontinued operations, net of income taxes	(24.3)	(69.5)	(30.3)	(68.7)
Net earnings	$37.8	$18.6	$43.9	$35.6

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$0.93	$1.50	$0.75	$1.43
Discontinued operations	(0.54)	(1.53)	(0.66)	(1.52)
Basic earnings (loss) per common share	$0.39	$(0.03)	$0.09	$(0.09)
Basic average common shares outstanding	45.7	45.3	45.7	45.2

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$0.91	$1.46	$0.75	$1.41
Discontinued operations	(0.51)	(1.47)	(0.66)	(1.46)
Diluted earnings (loss) per common share	$0.40	$(0.01)	$0.09	$(0.05)
Diluted average common shares outstanding	47.3	47.3	45.7	47.3

Dividends paid per common share	$0.575	$0.545	$1.150	$1.090

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2019	2018	2019	2018
(In millions)
Revenues
National media
Print	$149.4	$167.4	$309.8	$352.6
Digital	132.2	122.9	223.8	207.8
Third party sales	20.4	16.1	39.4	33.2
Total advertising related	302.0	306.4	573.0	593.6
Subscription	159.8	192.0	310.3	352.7
Newsstand	37.7	43.5	80.3	82.6
Affinity marketing	20.0	18.3	33.9	37.2
Licensing	24.4	23.7	44.4	48.5
Digital and other consumer driven	21.9	16.6	38.4	27.6
Total consumer related	263.8	294.1	507.3	548.6
Project based	15.1	13.5	29.5	22.9
Other	16.3	2.2	20.3	11.7
Total other	31.4	15.7	49.8	34.6
Total national media	597.2	616.2	1,130.1	1,176.8
Local media
Non-political spot	89.5	87.6	166.3	162.5
Political spot	4.4	65.8	7.0	101.9
Digital	4.9	4.0	9.1	7.9
Third party sales	27.2	28.7	52.7	52.7
Total advertising related	126.0	186.1	235.1	325.0
Consumer related	85.1	74.1	164.7	147.4
Other	2.9	2.2	7.0	4.4
Total local media	214.0	262.4	406.8	476.8
Intersegment revenue elimination	(0.7)	(0.2)	(1.2)	(0.8)
Total revenues	$810.5	$878.4	$1,535.7	$1,652.8

Continued

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Six Months
Periods ended December 31,	2019	2018	2019	2018
(In millions)
Operating profit
National media	$100.5	$47.0	$128.6	$65.1
Local media	54.8	106.6	93.2	174.1
Unallocated corporate	(21.4)	(19.9)	(45.0)	(51.3)
Income from operations	$133.9	$133.7	$176.8	$187.9

Depreciation and amortization
National media	$47.8	$55.1	$95.2	$107.4
Local media	9.9	9.2	19.5	18.3
Unallocated corporate	0.9	0.8	2.4	3.1
Total depreciation and amortization	$58.6	$65.1	$117.1	$128.8

Adjusted EBITDA [1]
National media	$141.0	$132.4	$231.6	$220.3
Local media	66.7	116.2	115.6	193.6
Unallocated corporate	(13.7)	(16.3)	(30.8)	(38.3)
Total adjusted EBITDA	$194.0	$232.3	$316.4	$375.6

1	Adjusted EBITDA is earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2019	June 30, 2019
(In millions)
Current assets
Cash and cash equivalents	$21.2	$45.0
Accounts receivable, net	616.6	609.1
Inventories	49.5	62.7
Current portion of subscription acquisition costs	255.5	242.0
Assets held-for-sale	51.8	321.0
Other current assets	67.8	70.3
Total current assets	1,062.4	1,350.1
Property, plant, and equipment, net	442.1	450.3
Operating lease assets	487.7	—
Subscription acquisition costs	242.4	273.9
Other assets	274.7	269.6
Intangible assets, net	1,754.1	1,813.6
Goodwill	1,969.8	1,979.4
Total assets	$6,233.2	$6,136.9

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of operating lease liabilities	$34.9	$—
Accounts payable	149.4	242.6
Accrued expenses and other liabilities	274.5	307.2
Current portion of unearned revenues	428.3	458.9
Liabilities associated with assets held-for-sale	1.8	252.1
Total current liabilities	888.9	1,260.8
Long-term debt	2,355.9	2,333.3
Operating lease liabilities	484.2	—
Unearned revenues	299.1	318.6
Deferred income taxes	520.1	506.2
Other noncurrent liabilities	205.5	203.2
Total liabilities	4,753.7	4,622.1

Redeemable convertible Series A preferred stock	549.2	540.2

Shareholders’ equity
Common stock	40.2	40.1
Class B stock	5.1	5.1
Additional paid-in capital	223.2	216.7
Retained earnings	702.9	759.0
Accumulated other comprehensive loss	(41.1)	(46.3)
Total shareholders’ equity	930.3	974.6
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,233.2	$6,136.9

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Six months ended December 31,	2019	2018
(In millions)
Net cash provided by operating activities	$72.1	$59.4

Cash flows from investing activities
Acquisitions of and investments in businesses and assets, net of cash acquired	(23.0)	(1.7)
Proceeds from disposition of assets, net of cash sold	33.8	347.8
Additions to property, plant, and equipment	(34.5)	(17.0)
Net cash provided by (used in) investing activities	(23.7)	329.1

Cash flows from financing activities
Proceeds from issuance of long-term debt	280.0	—
Repayments of long-term debt	(260.0)	(646.9)
Dividends paid	(83.2)	(80.1)
Purchases of Company stock	(4.2)	(5.0)
Proceeds from common stock issued	1.1	2.5
Payment of acquisition related contingent consideration	—	(19.3)
Financing lease payments	(0.7)	—
Net cash used in financing activities	(67.0)	(748.8)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.6)
Change in cash held-for-sale	(5.1)	0.4
Net decrease in cash and cash equivalents	(23.8)	(360.5)
Cash and cash equivalents at beginning of period	45.0	437.6
Cash and cash equivalents at end of period	$21.2	$77.1

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items, depreciation, and amortization are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

	Three Months		Six Months
Periods ended December 31,	2019	2018	2019	2018
(In millions)
Earnings from continuing operations	$62.1	$88.1	$74.2	$104.3
Special items
Severance and related benefit costs	3.8	16.6	9.9	27.2
Write-down of impaired assets	—	—	5.2	—
Integration and restructuring costs	4.0	11.2	12.4	25.6
Gain on sale of businesses and assets	(8.3)	—	(8.7)	(10.4)
Extinguishment loss	—	9.8	—	9.8
Pension settlement charge	8.8	—	8.8	—
Release of lease guarantee	—	—	(8.0)	—
Loss on investment	—	—	1.1	—
Other	0.4	(0.2)	0.4	3.3
Special items subtotal	8.7	37.4	21.1	55.5
Tax expense (benefit) on special items	2.1	(9.6)	(1.1)	(14.2)
Tax special items	—	(23.4)	—	(23.4)
Net special items	10.8	4.4	20.0	17.9
Earnings from continuing operations before special items (non-GAAP)	72.9	92.5	94.2	122.2
Depreciation and amortization	58.6	65.1	117.1	128.8
Tax impact of depreciation and amortization	(15.0)	(16.6)	(29.9)	(32.9)
Net depreciation and amortization impact	43.6	48.5	87.2	95.9
Adjusted earnings (non-GAAP)	$116.5	$141.0	$181.4	$218.1

Adjusted diluted earnings per share attributable to common shareholders
Continuing operations	$0.91	$1.46	$0.75	$1.41
Per share impact of net special items	0.23	0.09	0.44	0.38
Earnings from continuing operations before special items (non-GAAP)	1.14	1.55	1.19	1.79
Per share impact of depreciation and amortization	0.92	1.03	1.91	2.03
Adjusted earnings per share (non-GAAP)	$2.06	$2.58	$3.10	$3.82

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended December 31, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$597.2	$214.0

Net earnings				$37.8
Loss from discontinued operations, net of income taxes				24.3
Earnings from continuing operations				62.1
Income tax expense				27.7
Interest expense, net				36.9
Non-operating expense, net				7.2
Operating profit	$100.5	$54.8	$(21.4)	133.9
Special items included in operating profit
Severance and related benefit costs	—	1.7	2.1	3.8
Integration and restructuring costs	—	—	4.0	4.0
Gain on sale of businesses and assets	(8.3)	—	—	(8.3)
Other	—	—	0.4	0.4
Total special items included in operating profit	(8.3)	1.7	6.5	(0.1)
Operating profit excluding special items (non-GAAP)	92.2	56.5	(14.9)	133.8
Non-operating income (expense), net	1.0	0.3	(8.5)	(7.2)
Special items included in non-operating income (expense), net – pension settlement charge	—	—	8.8	8.8
Depreciation and amortization	47.8	9.9	0.9	58.6
Adjusted EBITDA (non-GAAP)	$141.0	$66.7	$(13.7)	$194.0

Segment operating margin	16.8%	25.6%
Segment adjusted EBITDA margin	23.6%	31.2%

Table 2 Continued

Three months ended December 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$616.2	$262.4

Net earnings				$18.6
Loss from discontinued operations, net of income taxes				69.5
Earnings from continuing operations				88.1
Income tax expense				0.6
Interest expense, net				50.9
Non-operating income, net				(5.9)
Operating profit	$47.0	$106.6	$(19.9)	133.7
Special items included in operating profit
Severance and related benefit costs	16.3	0.2	0.1	16.6
Integration and restructuring costs	7.6	—	3.6	11.2
Other	—	—	(0.2)	(0.2)
Total special items included in operating profit	23.9	0.2	3.5	27.6
Operating profit excluding special items (non-GAAP)	70.9	106.8	(16.4)	161.3
Non-operating income (expense), net	6.4	0.2	(0.7)	5.9
Depreciation and amortization	55.1	9.2	0.8	65.1
Adjusted EBITDA (non-GAAP)	$132.4	$116.2	$(16.3)	$232.3

Segment operating margin	7.6%	40.6%
Segment adjusted EBITDA margin	21.5%	44.3%

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Six months ended December 31, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,130.1	$406.8

Net earnings				$43.9
Loss from discontinued operations, net of income taxes				30.3
Earnings from continuing operations				74.2
Income tax expense				28.2
Interest expense, net				75.8
Non-operating income, net				(1.4)
Operating profit	$128.6	$93.2	$(45.0)	176.8
Special items included in operating profit
Severance and related benefit costs	5.1	2.3	2.5	9.9
Write-down of impaired assets	5.2	—	—	5.2
Integration and restructuring costs	3.0	—	9.4	12.4
Gain on sale of businesses and assets	(8.7)	—	—	(8.7)
Other	—	—	0.4	0.4
Total special items included in operating profit	4.6	2.3	12.3	19.2
Operating profit excluding special items (non-GAAP)	133.2	95.5	(32.7)	196.0
Non-operating income (expense), net	10.1	0.6	(9.3)	1.4
Special items included in non-operating income (expense), net
Pension settlement charge	—	—	8.8	8.8
Release of lease guarantee	(8.0)	—	—	(8.0)
Loss on investment	1.1	—	—	1.1
Total special items included in non-operating income, net	(6.9)	—	8.8	1.9
Depreciation and amortization	95.2	19.5	2.4	117.1
Adjusted EBITDA (non-GAAP)	$231.6	$115.6	$(30.8)	$316.4

Segment operating margin	11.4%	22.9%
Segment adjusted EBITDA margin	20.5%	28.4%

Table 3 Continued

Six months ended December 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,176.8	$476.8

Net earnings				$35.6
Loss from discontinued operations, net of income taxes				68.7
Earnings from continuing operations				104.3
Income tax expense				4.3
Interest expense, net				92.5
Non-operating income, net				(13.2)
Operating profit	$65.1	$174.1	$(51.3)	187.9
Special items included in operating profit
Severance and related benefit costs	22.5	1.7	3.0	27.2
Integration and restructuring costs	17.0	—	8.6	25.6
Gain on sale of businesses and assets	(6.4)	—	—	(6.4)
Other	4.5	(0.9)	(0.3)	3.3
Total special items included in operating profit	37.6	0.8	11.3	49.7
Operating profit excluding special items (non-GAAP)	102.7	174.9	(40.0)	237.6
Non-operating income (expense), net	14.2	0.4	(1.4)	13.2
Special item included in non-operating income (expense) – gain on sale of business	(4.0)	—	—	(4.0)
Depreciation and amortization	107.4	18.3	3.1	128.8
Adjusted EBITDA (non-GAAP)	$220.3	$193.6	$(38.3)	$375.6

Segment operating margin	5.5%	36.5%
Segment adjusted EBITDA margin	18.7%	40.6%

Table 4

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Earnings Outlook

			Attributable to other instruments [1]	Attributable to common shareholders	Diluted shares	Diluted earnings per share [2]
(In millions, except per share data)
Year ending June 30, 2020 - Low Projection
	Earnings from continuing operations	$177	$(79)	$98	45.8	$2.14
	Special items, net of tax [3]	20
	Earnings from continuing operations before special items	197	(79)	118	45.8	2.58
	Depreciation and amortization, net of tax	152
	Adjusted earnings (non-GAAP) [4]	$349	(86)	263	45.8	5.75

Year ending June 30, 2020 - High Projection
	Earnings from continuing operations	$192	(80)	112	45.8	2.45
	Special items, net of tax [3]	20
	Earnings from continuing operations before special items	212	(80)	132	45.8	2.88
	Depreciation and amortization, net of tax	158
	Adjusted earnings (non-GAAP) [4]	$370	(87)	283	45.8	6.20

Quarter ending March 31, 2020 - Low Projection
	Earnings from continuing operations	$38	(20)	18	45.8	0.39
	Depreciation and amortization, net of tax	39
	Adjusted earnings (non-GAAP) [4]	$77	(20)	57	45.8	1.24

Quarter ending March 31, 2020 - High Projection
	Earnings from continuing operations	$45	(20)	25	45.8	0.55
	Depreciation and amortization, net of tax	39
	Adjusted earnings (non-GAAP) [4]	$84	(20)	64	45.8	1.40
[1]
Includes preferred stock dividends, accretion of preferred stock, dividends on other securities, and undistributed earnings allocated to other securities to the extent that these instruments are not deemed to be dilutive.

[2]
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of these instruments were computed using the two-class method.

[3]
Special items represent those incurred in the first six months of fiscal 2020 as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

[4]	Adjusted earnings is defined as earnings from continuing operations before special items, depreciation, and amortization.

Table 5

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected earnings from continuing operations in the following table, is defined as projected earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and special items.

	Quarter ending March 31, 2020		Year ending June 30, 2020
	Low	High	Low	High
(In millions)
Earnings from continuing operations	$38	$45	$177	$192

Special items, net of tax [1]	—	—	20	20
Income tax expense	15	18	81	88
Interest expense, net	37	37	147	150
Depreciation and amortization	55	55	215	225
Adjusted EBITDA (non-GAAP)	$145	$155	$640	$675

1
Special items for the year ending June 30, 2020, represent those incurred in the first six months of fiscal 2020, as shown in Table 1. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.